MSB Financial Corp to Pay $0.46 Special Dividend
Released: 11/07/2018
Millington, N.J. – MSB Financial Corp., (the "Company") (Nasdaq: MSBF), the holding company for Millington Bank, announced today that its Board of Directors has declared a special cash dividend of $0.46 per share on its outstanding common stock, payable on or about December 5, 2018 to stockholders of record as of the close of business on November 23, 2018.
"We are pleased to be in a position to return one hundred percent of earnings generated over the last two quarters," said Michael A. Shriner, President and CEO.  Mr. Shriner added, "Given our strong balance sheet and projected financial performance, we will continue to invest in our Company and build shareholder value."
The Company is the holding company for Millington Bank which operates through four branches located in Morris and Somerset Counties, New Jersey.

Contact:	Michael A. Shriner, President & CEO
(908) 458-4002
mshriner@millingtonbank.com